                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
              THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement      [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))

[X]      Definitive Proxy Statement

[ ]      Definitive Additional Materials

[ ]      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                TALX CORPORATION
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                       N/A
     -----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

         1) Title of each class of securities to which transaction applies:

                  --------------------------------------------------------------

         2)       Aggregate number of securities to which transaction applies:

                  --------------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                  --------------------------------------------------------------

         4)       Proposed maximum aggregate value of transaction:

                  --------------------------------------------------------------

         5)       Total fee paid:

                  --------------------------------------------------------------

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         1)       Amount Previously Paid:

                  --------------------------------------------------------------

         2)       Form, Schedule or Registration Statement No.:

                  --------------------------------------------------------------

         3)       Filing Party:

                  --------------------------------------------------------------

         4)       Date Filed:

                  --------------------------------------------------------------

                            (TALX CORPORATION LOGO)

                        NOTICE OF THE ANNUAL MEETING OF
                              THE SHAREHOLDERS OF
                                TALX CORPORATION

                                                             St. Louis, Missouri
                                                                   July 22, 2003

To The Shareholders of TALX Corporation

     The Annual Meeting of the Shareholders of TALX Corporation will be held at the Ritz-Carlton of St. Louis, 100 Carondelet Plaza, St. Louis, Missouri 63105 on September 4, 2003. The meeting will begin at 2:00 p.m., St. Louis time. Only holders of record of our Common Stock at the close of business on July 14, 2003, will be entitled to vote, for the following purposes:

          1. To elect two directors;

          2. To ratify the appointment of KPMG LLP as the independent auditor of the Company for the 2004 fiscal year; and

          3. To transact such other and further business, if any, as may properly be brought before the meeting or any adjournment or postponement thereof.

                                          TALX CORPORATION

                                          /s/ William W. Canfield

                                          By: William W. Canfield
                                            ------------------------------------
                                            Chairman of the Board, President
                                            and Chief Executive Officer

/s/ Thomas C. Werner
Thomas C. Werner
Secretary

     EVEN THOUGH YOU MAY PLAN TO ATTEND THE MEETING IN PERSON, PLEASE MARK, DATE, AND EXECUTE THE ENCLOSED PROXY AND MAIL IT PROMPTLY. A POSTAGE-PAID RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                            (TALX CORPORATION LOGO)
                                TALX CORPORATION
                  1850 BORMAN COURT, ST. LOUIS, MISSOURI 63146

                                PROXY STATEMENT

                                    FOR THE
                       ANNUAL MEETING OF THE SHAREHOLDERS
                          TO BE HELD SEPTEMBER 4, 2003

     This proxy statement is furnished to the holders of Common Stock of TALX Corporation (the "Company" or "TALX") in connection with the solicitation of proxies for use in connection with the Annual Meeting of the Shareholders to be held at the Ritz-Carlton of St. Louis, 100 Carondelet Plaza, St. Louis, Missouri 63105 on September 4, 2003, at 2:00 p.m. St. Louis time, and all adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of the Shareholders. Such holders are hereinafter referred to as the "Shareholders." We are first mailing this proxy statement and the enclosed form of proxy to Shareholders on or about July 31, 2003.

     Whether or not you expect to be present in person at the Annual Meeting, you are requested to complete, sign, date, and return the enclosed form of proxy. The shares represented thereby will be voted in accordance with your instructions. If you attend the meeting, you may vote by ballot. If you do not attend the meeting, your shares of Common Stock may be voted only when represented by a properly executed proxy.

     Any person giving such a proxy has the right to revoke it at any time before it is voted by giving written notice of revocation to the Secretary of the Company, by duly executing and delivering a proxy bearing a later date, or by attending the Annual Meeting and voting in person.

     The close of business on July 14, 2003 has been fixed as the record date for the determination of the Shareholders entitled to vote at the Annual Meeting of the Shareholders. As of the record date, 13,515,527 shares of Common Stock were outstanding and entitled to be voted at such meeting, with 144 holders of record. Shareholders will be entitled to cast one vote on all matters for each share of Common Stock held of record on the record date.

     A copy of our Annual Report to Shareholders for the fiscal year ended March 31, 2003 accompanies this proxy statement.

     The solicitation of this proxy is made by our Board of Directors. The solicitation will be by mail and the expense thereof will be paid by the Company. In addition, proxies may be solicited by telephone, fax or other means, or personal interview, by directors, officers or regular employees of the Company.

COMMON STOCK OWNERSHIP OF DIRECTORS, NOMINEES AND OFFICERS

     The following table sets forth information regarding the amount of the outstanding Common Stock as of June 10, 2003 beneficially owned by each director and nominee, the Chief Executive Officer and the four other most highly compensated executive officers of the Company in fiscal year 2003 (each a "Named Executive") and all of the directors and executive officers of the Company as a group:

                                                      NUMBER OF SHARES     PERCENT OF COMMON
NAME OF BENEFICIAL OWNER                             BENEFICIALLY OWNED   STOCK OUTSTANDING(1)
---------------------------------------------------  ------------------   --------------------
William W. Canfield................................        995,087(2)             7.3%
Craig N. Cohen.....................................        104,151(3)               *
Richard F. Ford....................................         34,658(4)               *
L. Keith Graves....................................         39,667(5)               *
Stephen E. Hoffmann................................          2,958(6)               *
Tony G. Holcombe...................................             --                  *
Craig E. LaBarge...................................         20,364(7)               *
Michael E. Smith...................................         75,868(8)               *
Eugene M. Toombs...................................         45,633(9)               *
M. Steve Yoakum....................................         17,149(10)              *
All directors and executive officers as a group (10
  persons).........................................      1,335,535(11)            9.7%

---------------

  *  Represents beneficial ownership of less than one percent.

 (1) Percentages are determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

 (2) Includes 16,355 shares owned by Mr. Canfield's spouse and 184,680 shares that Mr. Canfield may acquire upon exercise of options within 60 days after June 10, 2003.

 (3) Includes 68,205 shares that Mr. Cohen may acquire upon exercise of options within 60 days after June 10, 2003.

 (4) Includes 4,400 shares owned by Mr. Ford's spouse and 13,419 shares Mr. Ford may acquire upon exercise of options within 60 days after June 10, 2003.

 (5) Includes 24,252 shares that Mr. Graves may acquire upon the exercise of options within 60 days after June 10, 2003.

 (6) Includes 2,000 shares that Mr. Hoffmann may acquire upon the exercise of options within 60 days after June 10, 2003.

 (7) Includes 1,500 shares owned by Mr. LaBarge's spouse and 13,419 shares that Mr. LaBarge may acquire upon the exercise of options within 60 days after June 10, 2003.

 (8) Includes 34,714 shares that Mr. Smith may acquire upon the exercise of options within 60 days after June 10, 2003.

 (9) Includes 13,419 shares that Mr. Toombs may acquire upon the exercise of options within 60 days after June 10, 2003.

(10) Includes 13,419 shares that Mr. Yoakum may acquire upon the exercise of options within 60 days after June 10, 2003.

(11) Includes 367,527 shares that may be acquired upon exercise of options within 60 days after June 10, 2003.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information with respect to each person known to the Company to be the beneficial owner of more than 5% of our outstanding Common Stock as of June 10, 2003:

                                                            AMOUNT AND NATURE
                                                              OF BENEFICIAL       PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                            OWNERSHIP          CLASS(1)
---------------------------------------------------------  --------------------   -----------
William W. Canfield(2)...................................               995,087      7.3%
Janus Capital Corporation(3).............................             1,015,453      7.6%
Barclays Global Investors(4).............................               835,716      6.2%

---------------

(1) Percentages are determined in accordance with Rule 13d-3 under the Exchange Act.

(2) Mr. Canfield's address is c/o TALX Corporation, 1850 Borman Court, St. Louis, MO 63146. Includes 16,355 shares owned by Mr. Canfield's spouse, as to which he shares voting and dispositive power, and 184,680 shares that Mr. Canfield may acquire upon exercise of options within 60 days after June 10, 2003.

(3) Based on Amendment No. 1 to Schedule 13G filed February 14, 2003 by Janus Capital Management LLC ("Janus Capital") and Janus Venture Fund, a managed portfolio investment company to which Janus Capital provides investment advice. Janus Capital reports that it has sole voting and dispositive power over all shares, which are owned by various portfolios managed by it or its indirect subsidiaries Bay Isle Financial LLC and Enhancement Investment Technologies LLC. Janus Venture Fund reports that it has sole voting and dispositive power with respect to the 944,968 shares (or 7.0%) that it beneficially owns. The address for Janus Capital and Janus Venture Fund is 100 Fillmore Street, Denver, CO 80206.

(4) Based on a Schedule 13G filed February 12, 2003 by Barclays Global Investors, NA, on behalf of itself, Barclays Global Fund Advisors, Barclays Capital Investments and various of its bank affiliates. Barclays Global Investors reports that it has sole voting and dispositive power over 635,078 shares. Barclays Global Fund Advisors reports that it has sole voting and dispositive power over 200,338 shares. Barclays Capital Investments reports that it has sole voting and dispositive power over 300 shares. The address for Barclays Global Investors and Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, CA 94105. The address for Barclays Capital Investments is 5 The North Colonmade, Canary Wharf, London, England E14 4BB.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our directors and executive officers, persons who beneficially own more than ten percent of a registered class of our equity securities and certain other persons to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "SEC"). Directors, executive officers, greater than 10 percent beneficial shareholders and such other persons are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 they file.

     Based solely on our review of the copies of such forms it has received, or written representations from certain reporting persons that no Forms 5 were required for these persons, we believe that all of our directors, executive officers, greater than ten percent beneficial owners and such other persons complied with all filing requirements applicable to them with respect to transactions during our fiscal year ended March 31, 2003.

                           I.  ELECTION OF DIRECTORS

NOMINEES AND CONTINUING DIRECTORS

     The Board of Directors is divided into three classes, with the terms of office of each class ending in successive years. Our bylaws provide that no person may be nominated or stand for election as a director if he or she will reach age 70 prior to the commencement of the term for which he or she is to be elected or appointed. At the Annual Meeting, two of our directors are to be elected for terms expiring at the Annual Meeting in 2006, or until their respective successors have been elected and have qualified. Certain information with respect to the nominees for election as directors proposed by the Company and the other directors whose terms of office as directors will continue after the Annual Meeting is set forth below. Each nominee and director has served in his principal occupation for the last five fiscal years, unless otherwise indicated. Should the nominee be unable or unwilling to serve (which is not expected), the proxies (except proxies marked to the contrary) will be voted for such other person as our Board of Directors may recommend. There are no family relationships among any of the executive officers and directors.

                                                                    SERVED AS
NAME, AGE, PRINCIPAL OCCUPATION OR POSITION, OTHER DIRECTORSHIPS  DIRECTOR SINCE
----------------------------------------------------------------  --------------
TO BE ELECTED FOR A TERM ENDING IN 2006:
Eugene M. Toombs, 61..........................................         1994
  Mr. Toombs is Chairman, President and Chief Executive Officer
  and a director of MiTek, Inc., which is a global provider of fastening devices, software and engineering services to the building components industry. Mr. Toombs has held the position of Chief Executive Officer since January 1, 1993. Mr. Toombs holds a Bachelor of Science Degree from Fairleigh Dickinson
  University and an Executive Education Degree from Harvard
  Business School.

M. Stephen Yoakum, 50.........................................         1991
  Mr. Yoakum is the Executive Director of The Public School
  Retirement System of Missouri, a position held since June 1,
  2001. From April 1997 through May 2001, he was the Chief
  Operating Officer and a director of Rockwood Capital Advisors,
  L.L.C., a fixed income investment management firm managing tax-exempt assets. Mr. Yoakum holds a Bachelor of Science
  degree in Public Administration from the University of
  Missouri -- Columbia.

TO CONTINUE IN OFFICE UNTIL 2005:
William W. Canfield, 64.......................................         1986
  Mr. Canfield has been President and Chief Executive Officer since 1987 and has been Chairman of the Board of Directors since 1988. Mr. Canfield holds a Bachelor of Science degree in
  Electrical Engineering from Purdue University and an MBA
  degree from Washington University.

Richard F. Ford, 67...........................................         1987
  Mr. Ford is General Partner of Gateway Associates L.P., a
  venture capital management firm he formed in 1984. Mr. Ford is a director of CompuCom Systems, Inc., Barry-Wehmiller Company,
  D&K Healthcare Resources, Inc., Spartan Light Metal Products,
  Inc. and Stifel Financial Corp. Mr. Ford holds a Bachelor of
  Arts degree in Economics from Princeton University.

TO CONTINUE IN OFFICE UNTIL 2004:
Tony G. Holcombe, 47..........................................         2002
  Mr. Holcombe is Chief Executive Officer of Valutec Card
  Solutions, a provider of gift, stored value and loyalty cards to the small business market. Mr. Holcombe has held this
  position since September 2002. From 1997 through September
  2002, he was President of the Human Resources Business of
  Ceridian Corporation, an information services company in the human resource, retail and transportation markets. Mr.
  Holcombe was elected a director in December 2002. Mr. Holcombe is also a director of TSI Incorporated. Mr. Holcombe holds a
  Bachelor of Arts degree from Georgia State University.

Craig E. LaBarge, 52..........................................         1994
  Mr. LaBarge is Chief Executive Officer and President and a
  director of LaBarge, Inc., a publicly held company engaged in the contract engineering and manufacture of sophisticated
  electronic products. Mr. LaBarge has held the position of
  Chief Executive Officer and President since 1991. Mr. LaBarge is a director of Young Innovations, Inc. Mr. LaBarge holds a
  Bachelor of Science degree from St. Louis University.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EUGENE M. TOOMBS AND M. STEPHEN YOAKUM AS DIRECTORS.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors met seven times during fiscal 2003. Each incumbent director attended at least 75% of the meetings of the Board and committees on which he served during 2003. The Board of Directors has an Audit Committee, Compensation Committee and Corporate Governance Committee.

     The Audit Committee, of which Messrs. Ford, LaBarge (Chairman) and Yoakum are members, met nine times in the past fiscal year. This committee is responsible for recommending a public accounting firm to be retained for the coming year and reviews the work to be done by such firm and the adequacy of our internal controls.

     The Compensation Committee, of which Messrs. Ford, Holcombe, Toombs (Chairman) and Yoakum are members, establishes and oversees our compensation policies and determines executive compensation. The committee held four meetings in the past fiscal year. See "Compensation Committee Report on Executive Compensation."

     The Corporate Governance Committee, of which Messrs. Holcombe, LaBarge, Toombs and Yoakum (Chairman) are members, held one meeting in the past fiscal year. The committee was originally established as a Nominating Committee in September 2002. In February 2003, the committee added corporate governance responsibilities and changed the name to the Corporate Governance Committee. The committee will consider director nominee recommendations by shareholders who write to Thomas C. Werner, Secretary, providing the name and a detailed biography of each prospective nominee. In May or June each year, the committee expects to consider nominees for directors to be elected at our next Annual Meeting of Shareholders. Therefore, in order to be considered for nomination by the Board of Directors and inclusion in our proxy statement, prospective nominee recommendations should be received by the Secretary prior to the last week of April of each year. See "IV. Shareholder Proposals" below on Page 18 for a description of bylaw procedures governing shareholder nominations.

DIRECTOR COMPENSATION

     We pay each director a $3,000 fee for each Board meeting attended, a $250 fee for each Board teleconference meeting, a $500 fee for each special Board meeting attended and a $400 fee for each Committee meeting attended, plus expenses. Our officers do not receive any additional compensation for serving as members of the Board of Directors or any of its Committees.

     Pursuant to our Outside Directors' Stock Option Plan (the "Outside Directors' Plan"), adopted in July 1996 and amended in May 2001, each non-employee director receives on April 1 of each year an option to purchase 2,500 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the grant date. The options have a term of six years and become exercisable one year after date of grant, provided, that no option may be exercised at any time unless the participant is then an outside director and has been so continuously since the granting of the option (except as described below), and provided further that upon a Change in Control (as defined in the Outside Directors' Plan), the options will become immediately exercisable. Unexercised options will expire upon the termination of a participant's service as a director of the Company, unless such termination was by reason of death or disability or subsequent to a Change in Control, in which case the personal representative of the participant may exercise any or all of the participant's unexercised unexpired options (provided such exercise occurs within 12 months of the date of the participant's death or termination) or, in the case of a Change in Control, the participant may exercise any or all of the participant's unexercised unexpired options but not after the term of such options. A total of 145,200 shares of Common Stock have been authorized for issuance under the Outside Directors' Plan (after giving effect to all stock dividends and splits). On April 1, 2003, 12,500 options were issued pursuant to the Plan, as amended. A total of 72,660 options have been issued as of July 5, 2002, after giving effect to all stock dividends and splits. Unless earlier terminated by the Board of Directors, the Plan will terminate on July 15, 2006.

EXECUTIVE OFFICERS

     The following sets forth certain information as of July 22, 2003 with respect to our executive officers. These officers have been appointed to terms that will expire subject to their employment agreements described elsewhere herein.

NAME                                        AGE                   POSITION
------------------------------------------  ---   -----------------------------------------
William W. Canfield.......................  64    Chairman, President and Chief Executive
                                                  Officer
Craig N. Cohen............................  45    Executive Vice President
L. Keith Graves...........................  36    Chief Financial Officer and Assistant
                                                  Secretary
Stephen E. Hoffmann.......................  44    Division President -- TALX UC eXpress
Michael E. Smith..........................  59    Vice President -- Market Development

     William A. Canfield, Chairman, President and Chief Executive Officer. For more information about Mr. Canfield, please see the appropriate description above under the caption "Nominees and Continuing Directors."

     Craig N. Cohen, Executive Vice-President. Mr. Cohen was elected Executive Vice President in May 2003. He is responsible for mergers and acquisitions, product development, and other operational activities. He previously served as Chief Financial Officer and Secretary, beginning in 1994 and as Vice
President -- Application Services and Software since May 1999. Prior to that, Mr. Cohen spent twelve years with KPMG LLP in a variety of positions, most recently as a Senior Manager in the Audit Department. Mr. Cohen holds a Bachelor of Science degree in Accountancy and a Masters of Accountancy degree from the University of Missouri -- Columbia.

     L. Keith Graves, Chief Financial Officer and Assistant Secretary. Mr. Graves was elected Chief Financial Officer and Assistant Secretary in May 2003. He is responsible for financial accounting and external reporting, as well as human resources and facilities operations. He previously served as Chief Accounting Officer, Managing Director of Finance and Controller. Mr. Graves has been with the Company since 1997. Prior to that, Mr. Graves spent five years with Bank of America (formerly Boatmens Bancshares) as Controller -- Investment Banking Division and three years with KPMG LLP in the Audit Division. Mr. Graves holds a Bachelor of Science degree in Accountancy from the University of Missouri -- Columbia.

     Stephen E. Hoffmann, Division President -- TALX UC eXpress. Mr. Hoffmann was named Division President -- TALX UC eXpress in May 2003. Mr. Hoffmann came to TALX through the acquisition of The Frick Company in March 2002, where he served in various capacities in his more than 20 year history with Frick, most recently as Executive Vice President. Mr. Hoffmann holds a Bachelor of Science degree in Finance from the University of South Florida.

     Michael E. Smith, Vice President -- Market Development. Mr. Smith has been Vice President -- Market Development of the Company since 1994. He is responsible for corporate marketing, sales force automated support, sales and service training and marketplace research. Previously, from 1989 to 1994, Mr. Smith had product responsibility for our minicomputer-based interactive voice response system. Mr. Smith holds a Bachelor of Science degree in Mathematics from Southeast Missouri State University.

EXECUTIVE COMPENSATION

     Compensation Summary. The following table sets forth certain summary information for the fiscal years ended March 31, 2003, 2002 and 2001 concerning the compensation paid and awarded to each of the Named Executives during such fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM
                                               ANNUAL COMPENSATION                COMPENSATION
                                  ---------------------------------------------   -------------
                                                                   OTHER ANNUAL    SECURITIES      ALL OTHER
                                                                   COMPENSATION    UNDERLYING     COMPENSATION
NAME AND PRINCIPAL POSITION       YEAR   SALARY($)   BONUS($)(1)      ($)(2)      OPTIONS(#)(3)      ($)(4)
--------------------------------  ----   ---------   -----------   ------------   -------------   ------------
William W. Canfield.............  2003   $328,750     $247,500           --           50,000        $35,400
  Chairman, President and         2002    318,316      118,125           --          110,000         35,435
  Chief Executive Officer         2001    287,500      217,500           --           36,300         38,202
Craig N. Cohen..................  2003   $191,000     $106,000           --           30,000        $ 4,272
  Executive Vice President        2002    185,491       55,000           --           33,000          4,334
                                  2001    158,750       80,000           --           18,150          3,624
L. Keith Graves.................  2003   $145,750     $ 80,375           --           23,000        $ 4,561
  Chief Financial Officer and
  Assistant Secretary
Stephen E. Hoffmann.............  2003   $202,860     $ 71,000           --           10,000        $ 4,414
  President -- TALX UC eXpress
Michael E. Smith................  2003   $138,417     $ 63,600           --           10,000        $ 4,242
  Vice President --               2002    131,000       41,000           --           11,000          4,050
  Market Development              2001    120,000       34,200           --            7,260          4,151

---------------

(1) Includes bonuses earned with respect to the reported year, which were paid in the following year. The payment of bonuses is at the discretion of the Compensation Committee of the Board of Directors.

(2) We have not included in the Summary Compensation Table the value of incidental personal perquisites furnished to the Named Executives, since such value did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for any of such Named Executives.

(3) All amounts have been adjusted to give effect to all stock dividends and splits.

(4) Represents contributions we made on behalf of the Named Executives under our 401(k) Plan and $35,400 in 2003 for premiums we paid on Mr. Canfield's life insurance policies.

     Stock Option Awards. The following table presents certain information concerning stock options granted during fiscal 2003 to each of the Named Executives. All amounts have been adjusted to give effect to a 10% stock dividend in October 2001. The exercise price for all of the grants of stock options was the fair market value of the Common Stock on the dates of grant as determined by the Compensation Committee of the Board of Directors, except in the case of Mr. Canfield, for whom the exercise price was 110% of the fair market value, in accordance with the terms of the Option Plan for 10% shareholders.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                          INDIVIDUAL GRANTS(1)                      POTENTIAL REALIZABLE
                        --------------------------------------------------------     $ VALUE AT ASSUMED
                        NUMBER OF      % OF TOTAL                                   ANNUAL RATES OF STOCK
                          SHARES         OPTIONS                                   PRICE APPRECIATION FOR
                        UNDERLYING     GRANTED TO                                      OPTION TERM(2)
                         OPTIONS      EMPLOYEES IN       EXERCISE     EXPIRATION   -----------------------
         NAME            GRANTED       FISCAL YEAR     PRICE ($/SH)      DATE         5%           10%
----------------------  ----------   ---------------   ------------   ----------   ---------   -----------
William W. Canfield...    50,000          10.1%           $18.12       5/22/12     $569,779    $1,443,931
Craig N. Cohen........    10,000           2.0%            15.91       4/01/12      100,057       253,564
                          20,000           4.0%            16.47       5/22/12      207,158       524,979
L. Keith Graves.......     8,000           1.6%            15.91       4/01/12       80,046       202,852
                          15,000           3.0%            16.47       5/22/12      155,368       393,734
Stephen E. Hoffmann...    10,000           2.0%            15.91       4/01/12      100,057       253,564
Michael E. Smith......    10,000           2.0%            16.47       5/22/12      103,579       262,489

---------------

(1) Represents incentive stock options granted pursuant to our 1994 Stock Option Plan. For a description of certain terms of such stock options, see "Shareholder-Approved Equity Compensation -- 1994 Stock Option Plan" below.

(2) As required by the rules of the SEC, potential values are stated based on the prescribed assumptions that Common Stock will appreciate in value from the date of grant to the end of the option term at the indicated rates (compounded annually) and therefore are not intended to forecast possible future appreciation, if any, in the price of Common Stock.

     The following table sets forth, for the Named Executives, the number of shares for which stock options were exercised in fiscal 2003, the realized value or spread (the difference between the exercise price and market value on the date of exercise) and the number and unrealized spread of the unexercised options held by each at fiscal year end. All amounts have been adjusted to give effect to all stock dividends and splits.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                        NUMBER OF                          NUMBER OF SHARES UNDERLYING
                         SHARES                       UNEXERCISED OPTIONS AT FISCAL YEAR END
                       ACQUIRED ON       VALUE       ----------------------------------------
NAME                    EXERCISE     REALIZED $(1)   EXERCISABLE    UNEXERCISABLE     TOTAL
---------------------  -----------   -------------   ------------   --------------   --------
William W. Canfield..    58,900        $781,585        100,045         214,231       314,276
Craig N. Cohen.......     7,780         100,465         44,715          85,441       130,156
L. Keith Graves......        --              --         14,454          45,061        59,515
Stephen E. Hoffmann..        --              --             --          10,000        10,000
Michael E. Smith.....     7,323          92,839         27,418          29,690        57,108

                        VALUE OF UNEXERCISED IN-THE-MONEY OPTIONS
                                  AT FISCAL YEAR-END(2)
                       -------------------------------------------
NAME                   EXERCISABLE    UNEXERCISABLE       TOTAL
---------------------  ------------   --------------   -----------
William W. Canfield..    $648,229        $601,733      $1,249,962
Craig N. Cohen.......     329,139         220,142         549,281
L. Keith Graves......      93,262          83,382         176,644
Stephen E. Hoffmann..          --              --              --
Michael E. Smith.....     238,614          83,797         322,411

---------------

(1) Reflects the difference between the exercise price and the market price on the date of exercise.

(2) Reflects the difference between the exercise price and $13.03 per share, which was the closing price of the Common Stock on March 31, 2003.

                      EQUITY COMPENSATION PLAN INFORMATION

     The following table sets forth aggregate information regarding the shares of our common stock that may be issued under all of our equity compensation plans as of March 31, 2003.

                                 (A)                     (B)                             (C)
                       NUMBER OF SECURITIES TO     WEIGHTED-AVERAGE        NUMBER OF SECURITIES REMAINING
                       BE ISSUED UPON EXERCISE    EXERCISE PRICE OF      AVAILABLE FOR FUTURE ISSUANCE UNDER
                       OF OUTSTANDING OPTIONS,   OUTSTANDING OPTIONS,   EQUITY COMPENSATION PLANS (EXCLUDING
    PLAN CATEGORY        WARRANTS AND RIGHTS     WARRANTS AND RIGHTS    SECURITIES REFLECTED IN COLUMN(A))(1)
---------------------  -----------------------   --------------------   -------------------------------------
Equity compensation
  plans approved by
  security holders...         1,600,298                 $13.18                        1,311,449
Equity compensation
  plans not approved
  by security
  holders............            45,375                 $ 4.82                               --
Total................         1,645,673                 $12.95                        1,311,449

---------------

(1) 766,711 shares remain available for issuance under the 1994 Stock Option Plan, as amended; 80,632 shares remain available for issuance under the 1996 Outside Directors' Plan, as amended; and 464,106 shares remain available for issuance under the 1996 Employee Stock Purchase Plan, as amended.

SHAREHOLDER-APPROVED EQUITY COMPENSATION

     1994 Stock Option Plan. On August 31, 1994, we adopted a stock option plan, that succeeded an earlier plan, that was amended and restated in July 1996 and further amended in September 1998 and September 2000 (the "1994 Stock Option Plan"), with the approval of shareholders. Under the 1994 Stock Option Plan, the Board of Directors may from time to time grant options to purchase up to 3,049,200 shares (after giving effect to all stock dividends and splits) of Common Stock to certain key employees, who will be designated by a committee selected to administer the Plan; 548,310 shares are available for future grants as of June 10, 2003. The purchase price of stock options will not be less than fair market value (110% of fair market value in the case of 10% shareholders), in the case of incentive stock options, or as determined by the committee in the case of non-qualified stock options. The purchase price may be paid in cash or, in the discretion of the committee, shares of Common Stock. Option terms will not be more than ten years (five years in the case of incentive stock options awarded to 10% shareholders). Options vest ratably over five years from the date of grant; provided, that except in the case of death, disability or termination of employment, no option may be exercised at any time unless the optionee is then an employee or an officer or director of the Company or a subsidiary and has been so continuously since the granting of the option. Notwithstanding the foregoing limitations, in the event of a Change in Control (as defined in the 1994 Stock Option Plan), options will become immediately exercisable and remain exercisable during the term thereof, notwithstanding a subsequent termination within twelve months of the date of the Change in Control. Unless earlier terminated by the Board, the 1994 Stock Option Plan will terminate on July 15, 2006.

     1996 Employee Stock Purchase Plan. In July 1996, we established the 1996 Employee Stock Purchase Plan which was amended in September 1998 and September 2000 and amended and restated in May 2001 (the "1996 Employee Stock Purchase Plan" or "ESPP"), with the approval of shareholders, to provide our employees with an opportunity to purchase Common Stock through payroll deductions through periodic offerings to be made during the period from January 1, 1997 to December 31, 2006. A total of 907,500 shares (after giving effect to all stock dividends and splits) of Common Stock were reserved for issuance under the ESPP, and 443,394 shares of such shares have been issued under the ESPP as of July 14, 2003. The ESPP is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code.

     We generally make one or more periodic offerings, each offering to last three months, provided that a committee of the Board of Directors will have the power to change the duration without shareholder approval, to participating employees to purchase stock under the ESPP. Employees will participate in the ESPP through authorized payroll deductions, which must exceed $20.00 per month but may not exceed 15% of the compensation such employee receives during each offering period or $25,000 in value of stock per year. Amounts withheld from payroll are applied at the end of each offering period to purchase shares of Common Stock. If a participant ceases his or her payroll deductions, the committee that administers the ESPP may return any cash remaining in the participant's account to the participant or allow such cash to remain in such account to be applied to the purchase of shares at the end of the then current offering period. The purchase price of the Common Stock is equal to 85% of the lower of (i) the market price of Common Stock at the beginning of the applicable offering period or (ii) the market price of Common Stock at the end of each offering period. The committee that administers the ESPP may impose reasonable administrative fees on participants to defray the costs of administering the ESPP. Fees imposed may not exceed the actual administrative costs of the ESPP.

     In addition, we have established a stock option plan for our outside directors. See "Director Compensation" above.

NON-SHAREHOLDER APPROVED EQUITY COMPENSATION

     AGE Investments Warrant. In May 1999, we entered into an agreement with A.G. Edwards & Sons, Inc. under which they provide us with strategic advisory services. Pursuant to that agreement, we issued to AGE Investments, Inc., an affiliate of A.G. Edwards & Sons, Inc., warrants to purchase a total of 45,375 shares (after anti-dilution adjustments) of our common stock at an exercise price of $4.82 per share, which vested ratably over three years. The warrants expire on May 7, 2007. The warrants provide A.G.E. Investments certain registration rights with respect to the common stock it receives upon exercise of the warrants.

EMPLOYMENT AGREEMENTS

     We have entered into employment agreements with William W. Canfield (36 months commencing 1996; $330,000 per year), Craig N. Cohen (24 months commencing 2002; $192,000 per year), L. Keith Graves (12 months commencing 2003; $175,000 per year), Stephen E. Hoffmann (36 months commencing 2002; $220,000 per year) and Michael E. Smith (12 months commencing 1996; $170,000 per year). The date of commencement and initial term of each agreement as well as each individual's current annual base salary is as noted in parenthesis next to each individual's name; the base salary cannot be decreased and is generally increased on an annual basis. Each employment agreement, except for Mr. Hoffmann's employment agreement, will automatically be extended annually for an additional one-year period (or two-year period in the case of Mr. Cohen's employment agreement) unless prior written notice is delivered to the employee or the Company by the other 90 days prior to the anniversary date of such employment agreement. Such employees are also eligible for a performance bonus based on a formula recommended by a committee of the Board of Directors and approved by the Board of Directors. Each employment agreement contains confidentiality provisions that extend indefinitely after termination of employment as well as non-solicitation and non-competition provisions that extend for one year or more after termination of employment.

     If any of the above employment agreements is terminated by the Company without "cause" (as defined in the agreement, but including, without limitation, breach by the employee of the employment agreement) or by the employee for "good reason" (as defined in the agreement, but including, without limitation, breach of the employment agreement by the Company, the reduction of salary, benefits or other perquisites provided to employee under the agreement and failure by the Company to agree to an extension of such employee's employment agreement (except in the case of Mr. Hoffmann's employment agreement, which is not renewable)), we would be obligated to pay the employee his annual base salary plus a bonus (based on his estimated bonus for the year of termination) over the period (the "Continuation Period") which is equal to the original term of his agreement (or six months with respect to Mr. Hoffmann) and which period commences on the date of early termination of such employee, and such amount shall be payable ratably over such Continuation Period, as well as to continue his employee benefits over such Continuation Period; provided that Mr. Hoffmann's annual base salary shall be payable over the remainder of the term of his employment agreement. However, if any of the above employment agreements is terminated by the Company with "cause" or by the employee without "good reason," the employee is only entitled to be paid through the date of his early termination.

     Further, if within 12 months of a "Change of Control" of the Company the employee, under certain circumstances, is terminated or resigns, (a) in the case of Mr. Canfield, he will be entitled to (i) a lump-sum cash payment equal to $1 less than three times an amount equal to the average annual compensation received by Mr. Canfield from the Company reported on his Form W-2 for the five calendar years preceding the calendar year of the Change of Control and (ii) the continuation of certain health insurance benefits for a three-year period, (b) in the case of Mr. Cohen, he will be entitled to (i) a lump-sum cash payment equal to two times his annual base salary plus, (ii) a lump sum cash payment equal to two times his anticipated annual bonus (based on his estimated bonus for the year of termination), (iii) the continuation of certain health insurance and other employee benefits for a two-year period, and (iv) payment for certain outplacement services, and (c) in the case of Messrs. Graves, Hoffmann and Smith, the executive will be entitled to (i) a lump-sum cash payment equal to his annual base salary plus, (ii) a lump sum cash payment equal to his anticipated annual bonus (based on his estimated bonus for the year of termination), (iii) the continuation of certain health insurance and other employee benefits for his respective Continuation Period, and (iv) payment for certain outplacement services. Additionally, we have agreed to make certain "gross-up" payments in the event any excise taxes are imposed pursuant to
Section 4999 of the Internal Revenue Code of 1986, as amended or replaced, related to the employment agreements.

     The term "Change of Control" shall mean (i) a change of control of a nature that would be required to be reported in response to Item 1(a) of the Current Report on Form 8-K, as in effect on the date of the agreement, pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934, or any comparable successor provisions. Without limiting the foregoing, a "Change of Control" shall also include, without limitation, (i) the purchase or other acquisition by any person or group of beneficial ownership of 25% or more of either the then outstanding shares of common stock or the combined voting power of our then outstanding voting securities entitled to vote in the election of directors,
(ii) when individuals who, as of the date of the employment agreement, constitute the Board of Directors of the Company cease for any reason to constitute at least two-thirds of the Board of Directors, provided that generally persons who are approved by the incumbent Board will be deemed a member thereof, and (iii) approval by the shareholders of the Company of a reorganization, merger, or consolidation, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, or a liquidation or dissolution of the Company or of the sale of all or substantially all of our assets. The employment agreements contain an arbitration provision.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors, which is currently comprised of four non-employee directors, administers our executive compensation program. Until September 2002, William W. Canfield also served as a member of the committee. The Compensation Committee works with management to develop our compensation plans and is responsible for determining the compensation of each executive officer and recommending such compensation to the Board of Directors.

     Our executive compensation program is intended to align executive compensation with our business objectives and the executive's individual performance and to enable us to attract, retain and reward executive officers who contribute, and are expected to continue to contribute, to our long-term success. In establishing executive compensation, the Compensation Committee is guided by the following principles: (i) the total compensation payable to executive officers should be sufficiently competitive with the compensation paid by other high growth companies of similar size for officers in comparable positions so that we can attract and retain qualified executives, and (ii) individual compensation should include components which reflect both the financial performance of the Company and the performance of the individual.

     The compensation of our executive officers consists of a combination of base salary, bonuses and equity-based compensation. In general, our compensation program attempts to limit increases in salaries and favors bonuses based on operating profit and individual merit. The Compensation Committee believes that executive compensation should be designed to motivate executives to increase shareholder value and further believes that executive officers can best increase shareholder value by managing our operating profit and by conceiving, developing and positioning the leading products and services in our chosen markets.

     Compensation payments in excess of $1 million to the Chief Executive Officer or the other most highly compensated executive officers are subject to a limitation of deductibility for the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended. Certain performance-based compensation is not subject to the limitation on deductibility. The Compensation Committee does not expect compensation to exceed deductibility limits, except potentially with respect to exercises of previously awarded stock options. In the last fiscal year, a portion of the gain realized by the Chief Executive Officer upon exercise of his stock options was non-deductible. We expect to seek to qualify future compensation awards under Section 162(m) to the extent practicable while maintaining competitive compensation packages.

BASE SALARY

     The Compensation Committee sets the base salary for executives annually on a subjective basis, based upon a review of published salaries for comparable positions at similarly sized companies, historical compensation levels of our executives and the individual performance of the executives in the preceding year. The comparable companies are some of those that are included in the industry index in the attached performance graph. In fiscal 2003, the base salaries of the executive officers were increased at an average rate of 9%. The committee believes that the executive salaries are average for the industry.

MERIT BONUS PROGRAM

     Each year the Compensation Committee adopts management incentive plans for the executive officers, which reflect the Compensation Committee's belief that a portion of each executive officer's compensation should be tied to the achievement of our profit goals and by each executive officer of his individual objectives as determined by the Compensation Committee. The Board of Directors at the beginning of the fiscal year approved merit bonus goals, based upon the operating plan for fiscal 2003. At the end of the year, the Compensation Committee allocated merit bonuses to individual executives, based on the executive's performance relative to his or her performance objectives, which consist of earnings per share targets. Under the plans, executive officers were entitled to receive an average bonus of approximately 56% of base salary if we achieved our goals for fiscal 2003 and the individual executive met or exceeded his objectives. In fiscal 2003, the executive officers earned an average bonus of 54% of base salary, based on the achievement of the targeted goals. These bonuses were paid during fiscal 2004. The committee believes that the executive merit bonuses are average for the industry.

STOCK-BASED COMPENSATION

     Awards of stock options under our stock option plans are intended to closely tie the long-term interests of our executives and our shareholders and to assist in the retention of executives. The Compensation Committee selects the executive officers, if any, to receive stock options and determines the number of shares subject to each option. However, all grants of stock options are ultimately authorized by our full Board of Directors. The Compensation Committee's determination of the size of option grants is generally intended to reflect an executive's position with the Company and his or her contributions to the Company, without regard to his or her existing stock ownership. Options generally have a five-year vesting period to encourage key employees to continue in the employ of the Company. The Compensation Committee reviews the outstanding unvested options of the key executives from time to time and may grant additional options to encourage the retention of key executives. Options for 123,000 shares were granted to executive officers in fiscal 2003, to reward the executive officers for their performance in fiscal 2002 and to establish appropriate incentives for these key executives. The committee believes that the executive stock based compensation is average for the industry.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The Chief Executive Officer's compensation generally is based on the same policies and criteria as the other executive officers. Mr. Canfield, who is no longer a member of the committee, did not participate in deliberations concerning his own compensation or in setting his performance objectives or goals. Mr. Canfield's base salary for

2003 was increased by approximately 4.8% over his 2002 salary based upon the extent to which we achieved our earnings per share goals in 2002 and the Compensation Committee's view of Mr. Canfield's role in that achievement. Mr. Canfield received a merit bonus of $247,500 in fiscal 2004 in recognition of his performance in fiscal 2003 and a 50,000 stock option award in fiscal 2003 in recognition of his performance in fiscal 2002, including our earnings performance, and to provide proper incentive for future performance.

     The following directors, who are current or were former members of the Compensation Committee during fiscal March 31, 2003, provide the foregoing report:

                              William W. Canfield
                                Richard F. Ford
                                Tony G. Holcombe
                           Eugene M. Toombs, Chairman
                                M. Steve Yoakum

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Canfield is the Chairman, President and Chief Executive Officer of the Company. Although Mr. Canfield was a member of the Compensation Committee until September 2002, he did not participate in deliberations concerning his own compensation or in setting his performance objectives or goals.

     See "Certain Relationships and Related Transactions" below.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     As required under our articles of incorporation, we are obligated to indemnify and advance expenses of our officers and directors under certain circumstances to the fullest extent permitted by Missouri law, including Mr. William W. Canfield, our Chairman, President and Chief Executive Officer, Mr. Craig N. Cohen, our Executive Vice President, and Mr. Richard F. Ford, one of our directors (the "Individual Defendants"), in connection with several lawsuits filed against them and us, and Messrs. Canfield and Cohen in connection with a pending investigation, as described below, subject to their obligations to repay amounts advanced under certain circumstances. Pursuant thereto, we have advanced and will continue to advance certain individual expenses of Messrs. Canfield and Cohen in the investigation and certain joint expenses of Messrs. Canfield, Cohen, Ford and us in the litigation. During fiscal 2003, we advanced an aggregate of $288,000 for individual expenses; such amount does not include joint expenses, as to which there has been no allocation of expenses among defendants.

     On May 29, 2003, subsequent to the information contained in note 17 of the notes to our consolidated financial statements contained in the accompanying Annual Report to Shareholders, plaintiffs in the several pending securities lawsuits filed an Amended Consolidated Complaint ("Amended Complaint"). The Amended Complaint amends the original Complaint by adding allegations pertaining to our December 2002 restatement of financials and expanding the Putative Class Period to include all persons who purchased or otherwise acquired shares of our common stock between April 25, 2001 and November 14, 2002 ("Amended Putative Class Period"). The Amended Complaint alleges, among other things, that certain statements in the registration statement and prospectus for our August 2001 secondary common stock offering, as well as other statements made by us and/or the Individual Defendants during the Amended Putative Class Period, were materially false and misleading because we capitalized instead of expensed $1.6 million related to a patent technology license agreement executed in March 2001; expensed approximately $158,000 in bonus payments to executive officers in the first quarter of fiscal 2002 instead of the fourth fiscal quarter of 2001; improperly recognized revenue and expenses during the Amended Putative Class Period; and miscalculated diluted earnings per share during the Amended Putative Class Period. All of these matters were the subject of our 2002 restatement of financials described in our 2003 Annual Report to Shareholders. The Amended Complaint also alleges, as did the original Complaint, that we did not properly account for certain software and inventory, did not reflect certain write-offs, and did not accurately disclose certain business prospects. The Amended Complaint seeks, among other things, an award of unspecified money damages, including interest, for all losses and injuries allegedly suffered by the putative class members as a result of the defendants' alleged conduct and unspecified equitable/injunctive relief as the Court deems proper. Defendants have not yet filed a response to the amended complaint. Due to the inherent uncertainties of litigation, we cannot accurately predict the ultimate outcome of the litigation. An unfavorable outcome could have a material adverse impact on our business, financial condition and results of operations.

     As previously disclosed, the Securities and Exchange Commission initially commenced an investigation into our second fiscal quarter 2001 financial results. We are cooperating fully with the investigation. On November 12, 2002, the staff of the Central Regional Office of the Commission sent us a "Wells letter" indicating the staff's plans to recommend to the Commission that it institute an enforcement action against us and two of our executive officers, William Canfield and Craig Cohen, related to two matters, and requesting that we and such executive officers submit responses to the letter. The Wells letter states that the SEC staff will allege, among other things, that our financial statements were misleading as a result of capitalizing instead of expensing $1.6 million related to a patent technology license agreement executed in March 2001 and expensing approximately $158,000 in bonus payments to executive officers in the first quarter of fiscal 2002 instead of the fourth fiscal quarter of 2001. Those items are among those that are the subject of our restatement discussed in our 2003 Annual Report to Shareholders. The remedies the Commission may consider include an injunction against us and the individuals and, if appropriate, an officer and director bar and disgorgement and civil money penalties against the individuals. The Company and the individuals have filed separate written responses to the Wells letter setting forth the reasons why the proposed enforcement action should not be instituted by the Commission.

     James W. Canfield, the son of our Chairman, President and Chief Executive Officer, is employed in a non-executive position with our Company as the manager of ePayroll business development. Mr. Canfield has a current annual salary of $95,000 and is eligible for a bonus of approximately $19,000 based upon certain performance goals. This bonus can decrease or increase based on the percentage achievement of these performance goals. Mr. Canfield is also eligible annually for an award of 2,500 stock options. Both the bonus and stock option awards are granted under standard corporate compensation plans and are consistent with payments made to managers at Mr. Canfield's level. For fiscal 2003, Mr. Canfield received $91,350 in salary, $12,800 in bonus, and 2,500 stock options for his services to the Company.

AUDIT COMMITTEE REPORT

     Three non-employee directors comprised the audit committee. All are independent as defined in Rule 4200(a)(14) of the NASD. The Board of Directors has adopted a written charter for the Audit Committee.

     The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the advice and assurances of independent accountants. Our independent auditors are responsible for performing an audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the conformity of the financial statements to generally accepted accounting principles. The independent auditors are responsible to the Audit Committee and the Board for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and Board determine.

     We have reviewed and discussed the Company's audited financial statements for the year ended March 31, 2003, as well as the restated audited financial statements for the years ended March 31, 2002 and 2001, with management and have discussed with KPMG LLP, certified public accountants, the independent auditors and accountants for the Company, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380) with respect to those statements. We have been advised of the content of, and have received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and have discussed with KPMG LLP its independence.

     Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to herein and in the charter, the Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended March 31, 2003 to be filed with the Securities and Exchange Commission.

                                Richard F. Ford
                           Craig E. LaBarge, Chairman
                               M. Stephen Yoakum

PERFORMANCE GRAPH

     The following graph sets forth a comparison for the period beginning March 31, 1998 and ending March 31, 2003, of the cumulative total return on a $100.00 investment in our Common Stock, based on the market price of the Common Stock, with the cumulative total return, assuming reinvestment of dividends, on an investment of $100.00 for the same period in companies on the Nasdaq Stock Market (U.S.) and on the Nasdaq Computer and Data Processing Index. The indices are included for comparative purposes only. They do not necessarily reflect management's opinion that such indices are an appropriate measure of the relative performance of our Common Stock and are not intended to forecast or be indicative of future performance of the Common Stock.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
         AMONG TALX CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX,
                AND THE NASDAQ COMPUTER & DATA PROCESSING INDEX

                              (PERFORMANCE CHART)

--------------------------------------------------------------------------------
                        3/98      3/99      3/00      3/01      3/02      3/03
--------------------------------------------------------------------------------
 TALX Corporation      100.00    133.33    389.74    838.55    600.77    494.01
 NASDAQ Stock
  Market(U.S.)         100.00    135.08    250.99    100.60    101.32     74.37
 NASDAQ Computer &
  Data Processing      100.00    162.85    293.39     99.73    101.58     73.96

                                        CUMULATIVE TOTAL RETURN
                       ---------------------------------------------------------
                        3/98      3/99      3/00      3/01      3/02      3/03
                       -------   -------   -------   -------   -------   -------
 TALX CORPORATION      100.00    133.33    389.74    838.55    600.77    494.01

 NASDAQ STOCK
  MARKET(U.S.)         100.00    135.08    250.99    100.60    101.32     74.37

 NASDAQ COMPUTER &
  DATA PROCESSING      100.00    162.85    293.39     99.73    101.58     73.96


* $100 invested on 3/31/98 in stock or index -- including reinvestment of dividends. Fiscal year ending March 31.

     The information set forth above in the Compensation Committee Report on Executive Compensation, the Audit Committee Report and the Performance Graph shall not be deemed to be soliciting material, or be filed with the SEC or subject to Regulation 14A or 14C or to liabilities of Section 18 of the Securities Act, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference.

             II.  RATIFICATION OF APPOINTMENT INDEPENDENT AUDITORS

     KPMG LLP was the auditing firm for the fiscal year ended March 31, 2003, and we have selected this firm as auditors for the year ending March 31, 2004. Although we are not required to submit this appointment to a vote of the shareholders, the Board continues to believe it is appropriate as a matter of policy to request that the shareholders ratify the appointment of KPMG LLP as principal independent auditors. If the shareholders do not ratify the appointment, the Audit Committee will investigate the reasons for shareholder rejection and consider whether to retain KPMG LLP or appoint another auditor. Even if the appointment is ratified, the Board and the Audit Committee in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

     KPMG LLP has advised us that no material relationship exists between KPMG LLP or any of its partners and the Company and that it is independent from us in all respects. The Audit Committee of the Board of Directors has considered the non-audit services provided to the Company by KPMG LLP and believes such are compatible with maintaining such firm's independence. A representative of KPMG LLP is expected to be present at the 2003 Annual Meeting to respond to appropriate questions and to make a statement if such representative so desires.

     Audit Fees. The aggregate fees billed by KPMG LLP in connection with the audit of our consolidated financial statements for the fiscal year ended March 31, 2003, and the review of quarterly financial statements included in our Forms 10-Q, were $128,750.

     Financial Information Systems Design and Implementation Fees. KPMG LLP did not provide any financial information systems design and implementation services to us during the fiscal year ended March 31, 2003.

     All Other Fees. The aggregate fees billed by KPMG LLP for other services rendered during the year ended March 31, 2003 amounted to $403,500, including $315,500 billed for services related to our restatement of financial results and SEC investigation, $9,000 billed for audit related services in conjunction with our employee benefit plans, and $79,000 billed for income tax compliance services.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF SUCH APPOINTMENT.

                                  III.  VOTING

     The affirmative vote of the holders of a majority of the shares of our Common Stock entitled to vote which are present in person or represented by proxy at the 2003 Annual Meeting is required to elect a director, to ratify the appointment of independent auditors and to act on any other matters properly brought before the meeting. Shares represented by proxies which are marked "withhold authority" with respect to the election of the nominees for election as directors, proxies which are marked "abstain" with respect to the ratification of the appointment of the independent auditors, and proxies which are marked to deny discretionary authority on other matters will be counted for the purpose of determining the number of shares represented by proxy at the meeting. Such proxies will thus have the same effect as if the shares represented thereby were voted against such nominees, against the ratification of the appointment of the independent auditors and against such other matters, respectively. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. If no specification is made on a duly executed proxy, the proxy will be voted FOR the election of the directors nominated by the Board of Directors, FOR the ratification of the appointment of the independent auditors and in the discretion of the persons named as proxies on such other business as may properly come before the meeting or any adjournment or postponement thereof.

     We know of no other matters to come before the meeting. However, if any other matters properly come before the meeting or any postponement or adjournment thereof, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies.

                           IV.  SHAREHOLDER PROPOSALS

     We must receive proposals of Shareholders, intended to be presented at the 2004 Annual Meeting, currently scheduled to be held on September 2, 2004, by April 2, 2004 for inclusion in our proxy statement and proxy relating to that meeting. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

     In order for a Shareholder to nominate a candidate for director, under our Bylaws, timely notice of the nomination must be given to us in advance of the meeting. Ordinarily, such notice must be given not less than 90 nor more than 120 days before the first anniversary of the preceding year's annual meeting (or between May 7, 2004 and June 6, 2004 for the 2004 Annual Meeting); provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, then the Shareholder must give such notice not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of such meeting is first made. In certain cases, notice may be delivered later if the number of directors to be elected to the Board of Directors is increased. The Shareholder filing the notice of nomination must describe various matters as specified in our Bylaws, including such information as name, address, occupation, and number of shares held.

     In order for a Shareholder to bring other business before a Shareholder meeting, timely notice must be given to us within the time limits described above. Such notice must include a description of the proposed business, the reasons therefore and other matters specified in our Bylaws. The Board or the presiding officer at the Annual Meeting may reject any such proposals that are not made in accordance with these procedures or that are not a proper subject for Shareholder action in accordance with applicable law. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority. These requirements are separate from and in addition to the requirements a Shareholder must meet to have a proposal included in our proxy statement.

     In each case the notice must be given to the Secretary of the Company, whose address is 1850 Borman Court, St. Louis, Missouri 63146. Any Shareholder desiring a copy of our Restated Articles of Incorporation, as amended, or Bylaws will be furnished a copy without charge upon written request to the Secretary.

HOUSEHOLDING OF PROXIES

     The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more shareholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those shareholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household annual reports and proxy materials, delivering a single annual report and/or proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.

     Once you have received notice from your broker or the Company that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. You may request to receive at any time a separate copy of our annual report or proxy statement, by sending a written request to TALX Corporation, Attention: Investor Relations, 1850 Borman Court, St. Louis, MO 63146 or by telephoning 314-214-7224.

     If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and/or proxy statement in the future, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify us by sending a written request to our Investor Relations, 1850 Borman Court, St. Louis, MO 63146 or by telephoning 314-214-7224.

     If, at any time, you and another shareholder sharing the same address wish to participate in householding and prefer to receive a single copy of our annual report and/or proxy statement, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify us by sending a written request to our Investor Relations, 1850 Borman Court, St. Louis, MO 63146 or by telephoning 314-214-7224.

MISCELLANEOUS

     Even if you plan to attend the meeting in person, please complete, sign, date and return the enclosed proxy promptly. Should you attend the meeting, you may revoke the proxy and vote in person. A postage-paid, return-addressed envelope is enclosed for your convenience. No postage need be affixed if mailed in the United States. Your cooperation in giving this your immediate attention will be appreciated.

                                          By Order of the Board of Directors

                                          /s/ Thomas C. Werner

                                          Thomas C. Werner, Secretary

St. Louis, Missouri
July 22, 2003

                                                           PLEASE
                                                           MARK HERE
                                                           FOR ADDRESS       [ ]
                                                           CHANGE OR
                                                           COMMENTS
                                                           SEE REVERSE SIDE

1. Election of Two Directors for terms expiring in 2006.                    2. Proposal to ratify the appointment of KPMG LLP
   Nominees: 01 Eugene M. Toombs and 02 M. Stephen Yoakum                      as independent auditor of the Company for the
                                                                               2004 fiscal year.
          FOR                        WITHHOLD AUTHORITY
    nominees listed              to vote for all nominee(s)
                                          listed                                    FOR        AGAINST        ABSTAIN
          [ ]                              [ ]                                      [ ]          [ ]            [ ]



(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,         The undersigned hereby acknowledges receipt of the
STRIKE A LINE THROUGH THE NOMINEE'S NAME ON THE LIST ABOVE.)                    2003 Annual Report to Shareholders and the Notice
                                                                                of said Annual Meeting and accompanying Proxy
                                                                                Statement.

                                                                                Dated this ______ day of: _________________, 2003

                                                                                Signature _________________________________________

                                                                                Signature _________________________________________

                                                                                Please sign exactly as name(s) appear on this
                                                                                proxy card. (If Stock is owned in joint names,
                                                                                both owners must sign, or if owned by a
                                                                                corporation, partnership or trust this Proxy must
                                                                                be signed by an authorized officer, partner or
                                                                                trustee.) If the address at left is incorrect,
                                                                                please write in the correct information.

STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THIS PROXY IN THE
ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

------------------------------------------------------------------------------------------------------------------------------------
                                                    /\ FOLD AND DETACH HERE /\

PROXY

                                TALX CORPORATION.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints William W. Canfield and Craig E. LaBarge, or either of them, the true and lawful attorneys in fact, agents and proxies of the undersigned to represent the undersigned at the Annual Meeting of the Shareholders of TALX CORPORATION (the "Company") to be held on Thursday, September 4, 2003, commencing at 2:00 p.m., St. Louis time, at the Ritz-Carlton of St. Louis, 100 Carondelet Plaza, St. Louis, Missouri, and at any postponement or adjournment of said meeting, and to vote all the shares of Common Stock of the Company standing on the books of the Company in the name of the undersigned on July 14, 2003 as specified below and, in the discretion of any such person, on such other business as may properly come before the meeting and any postponement or adjournment thereof.

     THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL SAID NOMINEES AS DIRECTORS AND FOR PROPOSAL 2 AND, IN THE DISCRETION OF THE PROXIES, ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

     Please sign as registered, date and return promptly in the enclosed envelope to: TALX Corporation, P.O. Box 3835, South Hackensack, NJ 07076-9535


             (Continued and to be signed and dated on reverse side)

--------------------------------------------------------------------------------
    ADDRESS CHANGE/COMMENTS (MARK THE CORRESPONDING BOX ON THE REVERSE SIDE)
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                           /\ FOLD AND DETACH HERE /\

            YOU CAN NOW ACCESS YOUR TALX CORPORATION ACCOUNT ONLINE.

Access your TALX Corporation shareholder account online via Investor ServiceDirect(SM) (ISD).

Mellon Investor Services LLC, agent for TALX Corporation, now makes it easy and convenient to get current information on your shareholder account. After a simple, and secure process of establishing a Personal Identification Number
(PIN), you are ready to log in and access your account to:

 - View account status                  - View payment history for dividends

 - View certificate history             - Make address changes

 - View book-entry information          - Obtain a duplicate 1099 tax form

                                        - Establish/change your PIN

              VISIT US ON THE WEB AT HTTP://WWW.MELLONINVESTOR.COM
                AND FOLLOW THE INSTRUCTIONS SHOWN ON THIS PAGE.


STEP 1: FIRST TIME USERS - ESTABLISH A PIN

You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) available to establish a PIN.

THE CONFIDENTIALITY OF YOUR PERSONAL INFORMATION IS PROTECTED USING SECURE SOCKET LAYER (SSL) TECHNOLOGY.

- SSN or Investor ID
- Then click on the ESTABLISH PIN button


Please be sure to remember your PIN, or maintain it in a secure place for future reference.

STEP 2: LOG IN FOR ACCOUNT ACCESS

You are now ready to log in. To access your account please enter your:

- SSN or Investor ID
- PIN
- Then click on the SUBMIT button

If you have more than one account, you will now be asked to select the appropriate account.

STEP 3: ACCOUNT STATUS SCREEN

You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

- Certificate History
- Book-Entry Information
- Issue Certificate
- Payment History
- Address Change
- Duplicate 1099


              FOR TECHNICAL ASSISTANCE CALL 1-877-978-7778 BETWEEN
                       9AM-7PM MONDAY-FRIDAY EASTERN TIME